EXPENSE LIMITATION AGREEMENT


         EXPENSE LIMITATION AGREEMENT, effective as of __________________, by and between American Express Financial Corporation ("AEFC") and Advisory Hedged Opportunity Fund (the "Trust").

         WHEREAS, the Trust is a Delaware statutory trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a closed-end management investment company;

         WHEREAS, the Trust and AEFC have entered into an Investment Management Services Agreement ("Management Agreement"), pursuant to which AEFC will render investment advisory services to the Trust for compensation based on the value of the month-end net assets of the Trust;

         WHEREAS, the Trust and AEFC have entered into an Administrative Services Agreement ("Administrative Agreement"), pursuant to which AEFC will render administrative services to the Trust for compensation based on the value of month-end assets of the Trust;

         WHEREAS, the Trust and AEFC have determined that it is appropriate and in the best interests of the Trust and its shareholders to maintain the expenses of the Trust at the Maximum Annual Operating Expense Limit (as hereinafter defined);

         NOW THEREFORE, the parties hereto agree as follows:

I.       Expense Limitation.

         1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Trust in a fiscal year, including but not limited to administrative services fees and investment management fees of AEFC and fees and expenses of American Express Financial Advisors, Inc. under any Plan and Agreement of Distribution (but excluding extraordinary and non-recurring expenses)("Trust Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount ("Excess Amount") shall be the liability of AEFC.

         1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit of the Trust shall be 1.50 percent annually. This amount shall be accrued monthly, based on a percentage of the monthly net assets of the Trust, determined at month-end by adding subscriptions then subtracting repurchases from the prior month-end balance.

         1.3. Method of Computation. To determine AEFC's liability with respect to the Excess Amount, each month the Trust Operating Expenses shall be annualized as of the last day of the month. If the annualized Trust Operating Expenses for any month exceed the Maximum Annual Operating Expense Limit, AEFC shall first waive or reduce its advisory fees and
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administrative services fees for such month by an amount sufficient to reduce the annualized Trust Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced advisory fees and administrative services fees for any such month is insufficient to pay the Excess Amount, AEFC may also remit to the Trust for the benefit of the Trust an amount that, together with the waived or reduced advisory fees and administrative services fees, is sufficient to pay such Excess Amount.

         1.4. Year-End Adjustment. If necessary, on or before the last business day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees and administrative services fees waived or reduced and other payments remitted by AEFC to the Trust with respect to the previous fiscal year shall equal the Excess Amount.

II.      Term and Termination Agreement.

         This Agreement shall continue in effect for one year from the date this Agreement and shall thereafter automatically renew for one-year terms. This Agreement may be terminated by either party hereto, without payment of any penalty, upon thirty (30) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Trustees who are not interested persons, within the meaning of the 1940 Act, of the Trust or by a vote of a majority of the outstanding voting securities of the Trust.

III.     Miscellaneous.

         3.1. Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

         3.2. Interpretation. Nothing herein contained shall be deemed to require the Trust to take any action contrary to the Trust's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust.

         3.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory services fee or administrative services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement and Administrative
Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement and Administrative Agreement or the 1940 Act.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.


ADVISORY HEDGED OPPORTUNITY FUND


By:
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NAME:
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TITLE:
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AMERICAN EXPRESS FINANCIAL CORPORATION

By:
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NAME:
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TITLE:
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